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Exhibit 10.08
December 20, 2000

Jonathan Neville
President
BioPulse International, Inc.
10421 South Jordan Gateway
South Jordan, Utah 84095

CONFIDENTIAL
------------

RE:   Private Placement Engagement Agreement

Dear Jonathan,

We are pleased to submit this letter of agreement (the "Agreement") which confirms the understanding between BioPulse International, Inc. (the "Company") and Roth Capital Partners, Inc. ("RCP"), pursuant to which the Company has retained RCP as an exclusive financial advisor and placement agent, on the terms and subject to the conditions set forth herein, in connection with a proposed Private Placement (the "Placement") of Securities. The final purchase price and other terms of the Securities shall be as agreed upon by the Company and the purchasers of the Securities. The date on which any Securities referred to herein are sold id referred to herein as the "Closing Date". In addition, RCP will provide BioPulse with advisory services relating to possible Mergers and Acquisition transactions that the Company may consider during the terms of this engagement.

1.   Scope of Services

In connection with this engagement, RCP shall perform the following services:


               (a) analyze the Company, its business, industry, competition, anticipated cash flow requirements and future operating prospects as the relate to (i) the value of the Company and the Company's securities, and
                    (ii) the structure and pricing of private securities to be issued in a placement;

               (b) assist in structuring the terms of the Placement taking into account the Company's need and market conditions;

               (c) identify a select group of investors and/or partners ("Investors") interested in the Placement;

               (d) coordinate meeting between Company management and Investors;

               (e) analyze and review th economic and business considerations associated with counteroffers made by and/or received by the Company with respect to a Placement;

               (f) assist the Company in negotiating the final terms and conditions of the Placement;


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               (g)  assist the Company counsel with other matters related to the closing of the Placement;

               (h) if needed, provide assistance in the preparation of an offering memorandum describing the business and financial condition and prospects of the Company in a manner satisfactory to RCP and distribution of such a memorandum to potential participants in the Placement;

               (i) such other activities as may be mutually agreed to from time to time between the Company and RCP including the analysis and valuation of possible Merger and Acquisition transaction that are presented to the Company during the term of this engagement.

     The Company understands that RCP will not be responsible for rendering legal, accounting or tax advice and agrees to retain its own legal counsel and accountants for any necessary legal, accounting and tax advice.

2.   Retention

The Company hereby retains RCP as the Company's exclusive financial advisor and placement agent in connection with the Placement of the Securities, subject to Section 7 hereof, for a six (6) month period (the "Offering Period") commencing on the date hereof. RCP agrees to use its best efforts consistent with similar transactions to place th Securities, on the terms and subject to the conditions set forth herein, pursuant to one or more subscription, purchase, or other similar agreements customary for transactions of this type. During the Offering Period, except as outlined below, the Company will not contact potential investors for the purpose of selling the Securities or any other securities of the Company substantially similar to the Securities in a private placement and will direct all inquiries from potential purchasers of the Securities, whether solicited or not, to RCP.

3.   Compensation for Services

               (a) On the Closing Date, the Company agrees to pay RCP a cash fee equal to nine percent (9%) of the aggregate purchase price of the Securities sold in the Placement, payable promptly at closing. Also on the Closing Date, the Company agrees to issue to RCP warrants to purchase the Company's Common Stock equal to 10% of the shares sold in the Placement. The warrants shall have a term of five years, and an exercise price equal to the price per share paid by the purchasers of the Securities, and will contain customary provisions including registration and "net issuance" rights.

               (b) If prior to the consummation of the Placement, the Company is acquired, merges, sells all or substantially all of its assets or otherwise effects a corporate reorganization or consolidation with any other entity and, as a result, the Placement contemplated hereby is


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                    abandoned by the Company, the Company agrees to pay RCP
                    a cash fee, payable at closing, equal to 5.0% of the aggregate consideration paid to the Company or its shareholders. RCP will also be entitled to all fees associated with this engagement (on an individual basis), for all Securities or Merger and Acquisition transactions during the terms of this engagement.

               (c) In addition, RCP will receive all fees provided for herein in the event that, at any time within the twelve month period immediately following the expiration or termination of the Agreement, any consideration is received by the Company from any party with whom RCP has made contact within the context of this Agreement during the Offering Period.

               (d) The Company agrees to reimburse RCP for all reasonable out of pocket expenses associated with the offering.

4.   Right of First Refusal

RCP will have the right of first refusal to act as placement agent, managing underwriter or advisor with respect to any private financing or public offering (:Follow-on Transaction(s)") the Company may pursue within the 24-month period following the successful completion of a Placement.
The structure and fees for any Follow-on Transaction(s) will be such as are mutually agreeable at the time such Follow-on Transaction(s) is entertained. The Company shall provide notice to RCP in writing of any proposed Follow-on Transaction(s) and RCP shall have thirty (30) days to commit to act on the proposed Follow-on Transaction(s). If RCP fails to commit within such thirty day period, the Company shall be free to retain another investment banking firm for the same or similar purpose at terms not less favorable to the Company than those agreed upon with RCP.

5.   Covenants of the Company

The Company agrees as follows:

               (a) This Agreement is duly authorized and validly executed and delivered by the Company, and constitutes a legal, valid and binding agreement of the Company.

               (b) The Company is authorized to enter into the Placement as contemplated by this Agreement.

                    In connection with RCP's activities hereunder, the Company agrees to prepare and furnish RCP with all information concerning the Company and its business, prospects, operations and financial results and condition as RCP reasonable deems appropriate or as may be considered material to any potential investor's decision. Such information, and any other documents supplied to RCP, ("Offering Materials") shall have been created, reviewed, and approved by the Company and shall be accurate and complete in all material respects



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                    to the Company's best knowledge, which knowledge shall
                    include the Company's obligation to investigate and research the validity and completeness of the related data to the extent reasonable possible and shall not contain any untrue statement of a material fact or omit to state a material fact. The Company shall promptly advise RCP of any material development affecting the Company or the Offering Materials and will be solely responsible for updating the Offering Materials to reflect such developments. In addition, the Company agrees to provide RCP with access to the Company's accountants, attorneys' consultants, and other appropriate agents and representatives. The Company acknowledges that RCP may rely upon the completeness and accuracy of information and data furnished to it by the Company's officers, directors, employees, agents, and representatives without an independent verification of such information and data or an appraisal of the Company's assets.

6.   Confidentiality

Except to the extent authorized by the Company or required by any federal or state law, rule, or regulation or any decision or order of any court of regulatory authority, RCP agrees that it will not disclose to any person, other than to any agents, attorneys, accountants, employees, officers and directors of RCP who need to know such information in connection with RCP's engagement hereunder, any confidential and non-public information relating to the Company that RCP receives from the Company or its agents, attorneys, or accountants in connection with the services rendered hereunder. Any advice offered by RCP hereunder shall not be disclosed publicly win any manner without RCP's prior written approval and will be treated by the Company and RCT as confidential. In addition, RCP's advice is not intended for, and should not be relied upon by, other third parties. The Company also agrees that any reference to RCP or any affiliate of RCP in any news release or other communication to any party outside the Company are subject to RCP's prior written approval, which approval shall not be unreasonably withheld or delayed. If RCP resigns or is terminated prior to any release or communication, no reference shall be made therein to RCP without its prior written permission.

7.   Term of Engagement

The Company hereby retains RCP on an exclusive basis for a period of three
(3) months from the date of this Agreement ("Expiration Date"), unless extended by the mutual written agreement of both parties. The Agreement may be terminated unilaterally at the option of RCP if at any time there is a material adverse change in the Company's business or RCP determines that information provided by the Company contains material misstatements or omissions. Furthermore, either party may for any reason cancel this Agreement upon thirty (30) days written notice to the other (the "Cancellation Date").

Provided, however, to the extent this Agreement expires or is terminated by the Company prior to the consummation of a Placement, and within twelve
(12) months after expiration or termination the Company consummates the


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contemplated Placement, then the Company hereby agrees to pay RCP its full compensation as would have been due under Paragraph 2 of this Agreement as if such Placement had been consummated prior to expiration or termination hereof for all investors previously solicited by RCP and identified to the Company at closing. In any event, the Company shall continue to be liable to RCP under the expense provisions contained in Paragraph 3 and the provisions of Exhibit I shall likewise remain operative and in full force and effect regardless of termination, expiration, or consummation of any Placement.

8.   Conditions Precedent

Various conditions precedent and conditions subsequent shall apply to the parties' performance hereunder, including, but not limited to, the following:

               (a) RCP shall conduct a due diligence investigation of the Company and shall be satisfied with the conclusions and observations derived therefrom;

               (b) the Company shall acknowledge that it does not know of any facts that it believes are reasonably likely to adversely affect its sales, prospects, or business, which shall have not been fully disclosed to RCP;

               (c) prior to and following the closing of a Placement, the Company will, to the extent possible and applicable, use its best efforts to proceed with its gusiness plan and the use or proceeds in a manner substantially similar to the which is described to the Investor.

               (d) The Company shall certify that all of its representations and warranties hereunder and in the offering documents are true and correct as of the closing date.

9.   Notices

Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered to the Company at BioPulse International, Inc., 10421 South Jordan Gateway, Suite 500, South Jordan, Utah 84095, Attention: Jonathan Neville, President, and to RCP at 24 Corporate Plaza, Newport Beach, California 92660, Attention: John Stroh, Managing Director.

10.   Advertisements

The Company agrees that RCP shall have the right to place advertisements in financial and other newspapers and journals at its won expense describing its services to the Company hereunder; provided that RCP shall have submitted a copy of any such proposed advertisement to the Company for its prior approval, which approval shall not be unreasonably withheld or delayed.

11.   Construction

This Agreement incorporates the entire understanding of the parties and superseded all previous agreements and shall be governed by, and construed in accordance with, the laws of the State of California as applied to contracts made and performed in such State, without regard to principles of conflicts of laws.

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12.   Arbitration

Any controversy arising out of or relating to this Agreement or the alleged breach thereof shall be settled by submission of the matter to arbitration in Orange County, California, such arbitration to be in accordance with the rules, then in effect of the National Association of Securities Dealers, Inc. (NASD).

13.   Severability

Any determination that any provision of this Agreement may be, or is, unenforceable shall not affect the enforceability of the remainder of this Agreement.

14.   Counterparts

The Agreement may be executed simultaneously in two or more counterparts, each of which shall de deemed an original, but all of which shall constitute one and the same instrument.

15.   Third Party Beneficiaries

This Agreement has been and is made solely for the benefit of the Company, RCP and the other Indemnified Persons referred to in Paragraph 5 hereof and their respective successors and assigns, and no other person shall acquire or have any rights under or by virtue of this Agreement.

16.   Indemnification

In consideration of RCP's agreement to perform services under this Agreement, the Company shall:

17.   Succession

This Agreement shall be binding upon and inure to the benefit of the Company, RCP, the Indemnified Persons and their respective successors, assigns, heirs, and personal representatives.

If the foregoing terms correctly set for the our Agreement, please confirm this by signing and returning to RCP the duplicate copy of this letter. Thereupon this letter, as signed counterpart, shall constitute our Agreement on the subject matter herein.



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ROTH CAPITAL PARTNERS, INC.

By: /S/ John K. Stroh
    -----------------
Mr. John K. Stroh
Managing Director

Confirmed and Agreed to this           day
of December 2000.           ----------


BIOPULSE INTERNATIONAL, INC.

By: /s/ Jonathan Neville
    ---------------------
Mr. Jonathan Neville
CEO

Confirmed and Agreed to this    20th    day
of December 2000            -----------








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